DATE MARCH 21, 2018

(1) POWERSTEERING SOFTWARE LIMITED
(2) YEHUDA ALON
(3) TAMAR MARASH

______________________________________

SHARE PURCHASE AGREEMENT
relating to the acquisition of the entire
issued share capital of
INTERFAX COMMUNICATIONS LIMITED
______________________________________

Pillsbury Winthrop Shaw Pittman LLP
Tower 42, Level 21
25 Old Broad Street
London EC2N 1HQ

TABLE OF CONTENTS

			Page
1	.	Definitions and interpretation	1
2	.	Sale and purchase	8
3	.	Consideration and Buyer’s Obligations	8
4	.	Completion	9
5	.	Holdback	10
6	.	Warranties	13
7	.	Specific Indemnities	14
8	.	Restrictions on the Sellers	16
9	.	Release by Sellers	17
10	.	Matters following Completion	18
11	.	Transitionary services	18
12	.	Taxation	19
13	.	Announcements and confidentiality	19
14	.	Assignment	19
15	.	General	20
16	.	Notices	21
17	.	Entire Agreement	23
18	.	Governing law and jurisdiction	23

i

Schedule

1.    The Sellers
2.    The Company
3.    The Subsidiaries
4.    Completion obligations of the Sellers
5.    Warranties
6.    Limitations on Liability
7.    Intellectual Property
8.    Tax Covenant
9.    Completion Accounts
10.    Completion Accounts Worked Example
11.    Transitionary Services
12.    Employee Bonus Pool Allocation
13.    Sellers’ Loan Amounts

Agreed Form Documents
A1 to A16    Proprietary Information Agreements
B1 to B8    Letters of resignation
C1 to C2    Board resolutions
D    License to Occupy
E    HSBC Corporate Card Line Termination Letter
F    [deliberately left blank]
G1 to G6    Employment termination agreements or letters
H1 to H3    Consultancy termination agreements or letters
H1 to H42    Letters to Specified Employees regarding individual Employee Bonus Allocation.

ii

SHARE PURCHASE AGREEMENT
DATE:    March 21, 2018
BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in Schedule 1 (the “Sellers”)

(2)	POWERSTEERING SOFTWARE LIMITED (registered in England and Wales under number 5887016) whose registered office is at 16 Great Queen Street, Covent Garden, London WC2B 5AH (the “Buyer”)
INTRODUCTION:

(A)	The Company (as defined below) is a private company limited by shares. Certain details of the Company are set out in Schedule 2.

(B)	The Sellers have agreed to sell and the Buyer has agreed to buy the Shares (as defined below) on the terms and subject to the conditions of this Agreement.
AGREEMENT:

1.	DEFINITIONS AND INTERPRETATION

1.1
The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.

1.2	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:
Accounting Reference Date: 31 December;

Accounts: the audited accounts of the Company and of each of the Subsidiaries and the consolidated accounts of the Company and of the Subsidiaries for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account or, as the case may be, a consolidated balance sheet and consolidated profit and loss account, notes and directors’ and auditors’ reports);

Accounts Date: 31 December 2016;

Actual Cash and Cash Equivalents: the amount of any cash and cash equivalents included in the balance sheet of any Group Company at the Completion Date as confirmed by the Completion Accounts;

Adjustment Date: the fifth Business Day following the date on which the Completion Accounts and the Net Working Capital Statement are agreed or determined in accordance with Schedule 9;

Agreed Form: the form agreed between and signed or initialled by or on behalf of the Sellers and the Buyer;

Anti-Corruption Laws: any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the OECD Convention on

Combating Bribery of Foreign Officials in International Business Transactions; in the United Kingdom, the Bribery Act 2010; and in the United States, the Foreign Corrupt Practices Act;

Anti-Terrorism and Anti-Money Laundering Laws: any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including, the European Union Money Laundering Directives; in Ireland, the Criminal Justice (Money Laundering and Terrorists Financing) Act 2010; in the United Kingdom, the Money Laundering Regulations 2003, the Proceeds of Crime Act 2002, the Serious Organised Crime and Police Act 2005, the Anti-Terrorism, Crime and Security Act 2001; in the United States, the Executive Order and statutes authorizing the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970 and the PATRIOT Act of 2001;

Bespoke Software: all software written or customised specifically for the Company, including any amendments to Off-the-Shelf Software and any interfaces;

Business Day: any day (other than a Saturday or Sunday) on which banks generally are open in Ireland for the transaction of normal business;

Buyer’s Group: the Buyer and any Group Company of the Buyer;

Cash and Cash Equivalents: as defined in Section 7 of FRS 102;

CCPC: the Competition and Consumer Protection Commission of Ireland, being the body referred to in Section 9 of the Competition and Consumer Protection Act 2014;

Claim: has the meaning given to it in Schedule 6;

Company: Interfax Communications Limited incorporated under the laws of Ireland (registered number 520413);

Company IP Rights: all rights in the Registered IP and the Unregistered IP;

Companies Legislation: the Companies Act 2014 and every statutory modification, consolidation or re-enactment thereof for the time being in force;

Competition Legislation: shall mean the Competition Acts 2002 to 2012 and the Competition and Consumer Protection Act 2014, Articles 101 and 102 of the Treaty on the Functioning of the European Union and regulations thereunder or under EC Council Regulation 139/2004 as amended and regulations made thereunder or any other competition or similar legislation anywhere in the world;

Completion: completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Accounts: has the meaning set out in paragraph 1.1 of Schedule 9;

Completion Date: the date of this Agreement;

Completion Working Capital: shall mean Current Assets less Current Liabilities and shown in the Net Working Capital Statement, calculated in accordance with Schedule 9;

Confidential Information: all information not in the public domain, which a Seller shall have received or obtained at any time by reason of or in connection with his relationship with the Company or any of the Subsidiaries including: trade secrets; customer/client lists, contact details of clients, customers and suppliers and individuals within those organisations; technical information, know-how, research and development; financial projections, target details and accounts; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, interpretations, records and corporate and business plans; planned products and services; marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics; and computer software and passwords;

Consideration: has the meaning given to it in Clause 3.1;

CRO: the Companies Registration Office (Ireland);

Current Assets: the aggregate of accounts receivable and other current assets which will include un-deposited funds, credit card holdbacks, deposits, inventory, VAT and prepayments but excluding Actual Cash and Cash Equivalents;

Current Liabilities: shall mean the sum of accounts payable, obligations to employees, corporation tax, PAYE and social insurance, VAT, accruals, sundry creditors and other creditors but excluding shareholders loans or any debt related current liability;

Data Room: the contents of the data room operated by Sterling and called ‘Project Bain’, the index to which is attached to the Disclosure Letter;

Deed of Amendment: the deed between the Company and Return Fax 2000 Limited amending the terms of the cost-plus development and operations agreement dated 1 January 2013 in the agreed form marked “F”;

Directors: those persons who are directors or shadow directors of the Company or of any Subsidiary and who are identified as such in Schedules 2 and 3;

Disclosure Letter: the letter dated the date of this Agreement from the Sellers to the Buyer making certain disclosures against the Warranties;

Disclosed: fairly disclosed to the Buyer with sufficient detail to allow the Buyer to identify the nature and scope of the matters, facts and circumstances disclosed and the extent of their consequences;

Employee: any person employed by the Company or any of the Subsidiaries;

Employee Bonus: the bonuses to be paid by the Company to the Specified Employees out of the Employee Bonus Pool on or immediately following Completion in accordance with the Employee Bonus Pool Allocation;

Employee Bonus Pool: the gross sum of $1,862,717 to be paid by the Buyer to the Company on or prior to Completion;

Employee Bonus Pool Allocation: the allocation sheet attached at Schedule 12 which sets out the Employee Bonus that shall be paid to each Specified Employee by the Company;

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or other third party right, or any agreement, arrangement or obligation to create any of the same;

Expert: an arbitrator appointed pursuant to Clause 5 or an accountant appointed pursuant to Schedule 9 (as the case may be);

Former Employees: those former employees of the Company identified on the Employee Bonus Pool Allocation, who shall be paid an Employee Bonus by the Company under Clause 4.5;

Fundamental Warranties: the warranties in paragraphs 1.1, 3.2, 3.3, 16 and 18 of Schedule 5 (and each a “Fundamental Warranty”);

Group Company: in relation to any company, any body corporate that is a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

Hardware: any and all computer, telecommunications and network equipment used in the business of the Company (including PCs, mainframes, servers, screens, terminals, keyboards, disks, printers, cabling, associated and peripheral electronic equipment);

Holdback Amount: US$5,000,000;

HSBC Corporate Card Line Termination Letter: the letter from Interfax, Inc. to HSBC Bank USA, National Association terminating the USD Corporate Credit Card Agreement in the agreed form marked “E”;

Indemnities: the indemnities given by the Sellers in favour of the Buyer set out in Clause 7.1;

Intellectual Property: patents, registered designs, rights in design, copyright, database right, rights in databases, trade marks, service marks, trade or business names, domain names, logos, get-up or trade dress, inventions or secret processes, formulae, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;

IT Contracts: (1) all licences granted to the Company in respect of the Software, (2) all maintenance agreements, (3) all consultancy or professional services agreements relating to information technology, (4) all support agreements relating to information technology, (5) all lease agreements relating to the Hardware, (6) all contracts relating to the provision of connectivity for IT, including hosting agreements and agreements with internet service providers, and (7) any other contracts relating to the IT Systems or the IT Services;

IT Services: any and all services relating to the IT Systems or to any other aspect of the Company’s data processing or data transfer requirements (including facilities management, bureau services, hardware maintenance, software development or support, consultancy, back-up and disaster recovery, source code deposit, recovery and network services);

IT Systems: the Hardware and the Software;

Licence to Occupy: the licence permitting the employees of the Company to occupy part of the property of Unit 7 Coolport, Coolmine Business Park, Blanchardstown, Dublin, IR, DIS MC91 in the agreed form marked “D”;

Management Accounts: the unaudited accounts of the Company and of each of the Subsidiaries and the unaudited consolidated accounts of the Company and of the Subsidiaries for the period from the Accounts Date to 31 January 2018 (comprising in each case a balance sheet and profit and loss account and a consolidated balance sheet and consolidated profit and loss account) and the notes thereon;

Net Working Capital Adjustment: has the meaning given in Clause 4.7.2;

Net Working Capital Statement: has the meaning set out in paragraph 1.1 of Schedule 9;

Off-the-Shelf Software: all standard office application software used by the Company, including word processing, email, calendar, customer relationship management, spreadsheet and database functions;

Parties: the parties to this Agreement, and each a “Party”;

Permitted Business: means the business of Data Guard Limited and RestNetwork Limited as carried out on the date of the Reorganisation;

Proprietary Information Agreements: the agreements in the Agreed Form “A1” between the employees of the Company and the Subsidiaries and the Company in respect of confidentiality and intellectual property rights given in favour of the Company;

Registered IP: all patents, trade marks, domain names, and registered designs and applications for the same owned by the Company, true and complete details of which are set out in Schedule 7;

Reorganisation: has the meaning given in Clause 7.1.1;

Sellers’ Loans: the loans owed to each Seller from the Company as at the Completion Date which amounts are set out in Schedule 13 and ‘Seller’s Loan’ means any one of them;

Sellers’ Solicitors: Lavelle Solicitors of Dublin, Ireland;

Sellers’ Solicitor’s Account: the client account of Lavelle Solicitors with Bank of Ireland, at 7-12, Dame Street, Dublin 2, Ireland IBAN: IE50 BOFI 9013 9475 181002 account number 75181002, account name Michael Lavelle T/A Lavelle Solicitors Client Account;

Settled or Determined: means liability for a Relevant Claim which has:

(a)	been agreed between the Sellers and the Buyer; or

(b)	been determined by an Expert in accordance with Clause 5 and from which there is no right of appeal save in the case of manifest error, and the words “Settlement” and “Determination” shall be construed accordingly;
Shares: the shares comprising the entire issued share capital of the Company, certain details of which are given in paragraph 7 of Schedule 2;

Software: together, the Off-the-Shelf Software and the Bespoke Software, including all source and other preparatory materials relating to such programs;

Specified Employees: those Employees and Former Employees which are listed on the Employee Bonus Pool Allocation;

Subsidiaries: the subsidiaries of the Company, certain details of which are given in Schedule 3;

Taxation and tax: have the meaning given to them in the Tax Covenant;

Tax Covenant: the covenant contained in the Tax Covenant;

a third party: any person other than the Parties;

Transitionary Services: means the services listed in Schedule 11 to be provided by the Company from the Completion Date in accordance with Clause 11;

Unregistered IP: Intellectual Property used or currently planned to be used by the Company excluding any Registered IP;

UK Director: a Director or former Director who provides or provided his or her services from the United Kingdom;

UK Employee: an Employee or former Employee employed to work in the United Kingdom;

UK Worker: a Worker or former Worker engaged to work in the United Kingdom;

Warranties: the warranties set out in Schedule 5; and

Workers: any person who personally performs work for the Company or any of the Subsidiaries who is not an Employee, and who is not on business on their own account or in a client/customer relationship.

1.3	In this Agreement, unless otherwise specified:

1.3.1	any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this Agreement;

1.3.2	any reference to any legislation (whether of Ireland or elsewhere), including to any statute, statutory provision or subordinate legislation (“Legislation”):

(a)	includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this Agreement;

(b)	in the Warranties and Tax Covenant only, includes a reference to any past Legislation (as from time to time amended or re-enacted) which that Legislation re-enacted, except, in the case of each of Clauses 1.3.1 and 1.3.2, to the extent that any amendment or re-enactment coming into force, or Legislation made, on or after the date of this Agreement would create or increase the liability of any Party;

1.3.3	any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification;

1.3.4
words and expressions which are defined in the Companies Legislation and which are not otherwise defined in this Agreement shall have the same meanings as are given to them in the Companies Legislation where used in this Agreement;

1.3.5
references to an “associate” or a “connected person” in relation to another person are references to a person who is an associate of or connected with another within the meaning of Section 10 of the Taxes Consolidation Act 1997;

1.3.6	any reference to an FRS is to a Financial Reporting Standard issued by the Financial Reporting Council (FRC) in the UK and to any related interpretation issued by the FRC;

1.3.7	words suggesting a gender shall include the other gender and the neuter;

1.3.8	words in the singular shall include the plural and vice versa;

1.3.9	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.3.10
any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.3.11	any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

1.3.12
any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.3.13
“directly or indirectly” means either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

1.3.14
the Warranties, indemnities, agreements and obligations contained in this Agreement on the part of the Sellers shall be construed and take effect as several Warranties, indemnities, agreements and obligations;

1.3.15
any phrase introduced by the terms “including”, “include”, “in particular” or a similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.3.16
any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another.

1.4	The index and Clause headings in this Agreement are included for ease of reference only and do not affect the interpretation of this Agreement.

1.5
Any payments made under this Agreement shall be made without withholding or deduction of, or in respect of, any tax unless required by applicable law. If any such withholding or deduction is required, the payor shall, when making the payment to which the withholding or deduction relates, pay to the payee such additional amount as will ensure that the payee receives the same total amount that it would have received if no such withholding or deduction had been required.

2.	SALE AND PURCHASE

2.1
The Sellers shall sell the entire legal and beneficial interest in the Shares free from all Encumbrances and the Buyer shall purchase the entire legal and beneficial interest in the Shares, with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Buyer.

2.2
The Sellers undertake to procure the waiver of all pre-emption and similar rights over the Shares or any of them to which any person may be entitled under the constitution of the Company or otherwise in relation to the sale and purchase of the same under this Agreement.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously.

3.	CONSIDERATION AND BUYER’S OBLIGATIONS

3.1	The consideration (the “Consideration”) for the Shares shall be the sum of US$31,898,410 as adjusted by the Net Working Capital Adjustment plus the Actual Cash and Cash Equivalents.

3.2	The Consideration shall be divided between the Sellers in proportion to their respective holdings of the Shares but the Buyer shall not be concerned with such division.

3.3
The Consideration shall be deemed to be reduced by an amount equal to the aggregate amounts paid by the Sellers in respect of a breach of any of the Warranties or under the Tax Covenant or the Indemnities.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date when:

4.1.1	the Sellers shall deliver to the Buyer, or procure the delivery to the Buyer of, the documents and other items referred to in Schedule 4;

4.1.2
the Sellers shall procure that there shall be held a meeting of the board of directors of the Company and of each of the Subsidiaries at which there shall be duly passed the resolutions set out and contained in the board resolutions of the Company and of the Subsidiaries in the Agreed Form marked “C1” to “C2” respectively;

4.1.3	the Buyer shall pay:

(a)
the Consideration less the Holdback Amount to the Sellers, or as the Sellers may direct in writing, by way of transfer of funds to the Sellers’ Solicitor’s Account (the charges of such transfer being payable by the Sellers), receipt of which shall be an effective discharge of the Buyer’s obligation to pay the Consideration; and

(b)	an amount equal to the Employee Bonus Pool and the Seller’s Loans to the Company.

4.2
The performance by the Sellers of their respective obligations under Clause 4.1 shall be a condition precedent to the performance by the Buyer of its obligations under Clause 4.1 to the intent that, if the Sellers or any of them shall fail or shall be unable to perform any of their obligations under Clause 4.1, the Buyer shall at its option (and without prejudice to any other remedies or rights which it may have against the Sellers or any of them in respect of such non‑performance) cease to be liable to perform its obligations under Clause 4.1.

4.3	Sellers’ Loans
On Completion the Sellers and the Buyer acknowledge and agree that the Company shall immediately repay (following receipt by the Company of the amounts set out in Clause 4.1.4(b)), the Sellers’ Loans to each Seller (by bank transfer to each Seller’s bank account).

4.4	Condition Subsequent to Completion

4.4.1
Immediately following Completion, the Buyer shall procure that the Company and Return Fax 2000 Ltd take all necessary actions to initiate the payment to the Specified Employees from the Company and Return Fax 2000 Ltd. of the Employee Bonus in accordance with the Employee Bonus Pool Allocation through each such companies’ payroll and provide written evidence to the Sellers within seven days of Completion that the aforesaid payments have been made. The Employee Bonus Pool Allocation is inclusive of employer related costs.

4.4.2
The Buyer and the Sellers shall co-operate fully in all actions necessary to procure the satisfaction and discharge of the Sellers Loans on Completion and the payment to the Employees of the Employee Bonus by the Company and Return Fax 2000 Ltd as soon as is practicable following Completion including the passing of any board or shareholder resolutions necessary to give effect to this clause.

4.5	Completion Accounts

4.5.1	The Parties shall procure that the Completion Accounts and the Net Working Capital Statement are prepared and agreed or determined (as the case may be) in accordance with Schedule 9.

4.5.2	Following agreement or determination of the Completion Accounts and the Net Working Capital Statement, if the amount of the Completion Working Capital:

(a)	exceeds the sum of €471,000, the Buyer shall pay to the Sellers on or before the Adjustment Date an amount equal to the excess; or

(b)	is less than the sum of €371,000, the Sellers shall pay to the Buyer on or before the Adjustment Date an amount equal to the shortfall, together the “Net Working Capital Adjustment”.

4.5.3	An example of the calculation of the Completion Net Assets, for illustrative purposes only, is attached at Schedule 10.

4.5.4
Following agreement or determination of the Completion Accounts, the Actual Cash and Cash Equivalents as contained in the Completion Accounts shall be added to the Net Working Capital Adjustment and paid to the Sellers in accordance with Clause 4.5.5 on or before the Adjustment Date.

4.5.5
Any payment due to the Sellers under Clause 4.5.2(a) and 4.7.4, shall be made by electronic funds transfer to the Sellers’ Solicitor Account and any payment due to the Buyer under Clause 4.5.2(b) shall be made to a bank account notified by the Buyer to the Sellers.

5.	HOLDBACK

5.1
The Buyer shall withhold the Holdback Amount from the payment of Consideration in Clause 4.1.3. The pro rata share of the Holdback Amount of each Seller is set out in Schedule 1, and the amount of Consideration received by each Seller on Completion shall be reduced by such amount.

5.2
The Buyer shall be entitled to the extent set out in this Clause 5 to have recourse to the Holdback Amount to obtain payment of any amounts due to it under any Claims and claims under the Indemnities (“Relevant Claims”) provided that such Relevant Claims have been Settled or Determined in accordance with Clause 5.6.

5.3
On the date that is nine months after Completion (or if such date is not a Business Day, the first Business Day immediately following such date) (the “Initial Holdback Release Date”) (such period referred to herein as the “Initial Holdback Period”), the Buyer shall pay, by way of a transfer of funds to the Sellers’ Solicitor’s Account, an amount equal to half of the Holdback Amount, after deducting:

5.3.1	the amount of all Relevant Claims Settled or Determined pursuant to Clause 5.6; and

5.3.2
the amount of any unresolved Relevant Claims, (the “Pending Claims”) delivered in accordance with Clause 5.6.1 prior to termination of the Initial Holdback Period (the “Initial Unresolved Claims Amount”), which Initial Unresolved Claims Amount shall remain with the Buyer until such Pending Claims have been Settled or Determined in accordance with Clause 5.6.

5.4
On the date that is nine months after the Initial Holdback Release Date (the “Subsequent Holdback Release Date”), (such period referred to herein as the “Subsequent Holdback Period”), the Buyer shall pay, by way of a transfer of funds to the Sellers’

Solicitor’s Account, an amount equal to the remainder of the Holdback Amount, after deducting the amount of any Pending Claims delivered in accordance with Clause 5.6.1 prior to termination of the Subsequent Holdback Period (the “Subsequent Unresolved Claims Amount”), which Subsequent Unresolved Claims Amount shall remain within the Buyer until such Pending Claims have been Settled or Determined in accordance with Clause 5.6.

5.5
As each Pending Claim is Settled or Determined, an amount equal to the difference, if any, between the amount retained by the Buyer in respect of such Pending Claim (being either the Initial Unresolved Claims Amount or the Subsequent Unresolved Claims Amount) less the final amount of the Settled or Determined Pending Claim, shall be paid by way of a transfer of funds to the Sellers’ Solicitor’s Account. Relevant Claims including Pending Claims shall be Settled or Determined in accordance with Clause 5.6.

5.6	Settlement or Determination of a Relevant Claim

5.6.1
In the event that the Buyer has incurred or sustained damages or reasonably, anticipates that it will incur or sustain damages in respect of a Relevant Claim, it shall promptly deliver to the Sellers a certificate signed by any officer of the Buyer (a “Relevant Claim Estimate”) stating that:

(a)	the Buyer has incurred or sustained damages or reasonably anticipates that it could incur or sustain damages;

(b)	specifying in reasonable detail the basis of such claim or the basis for such anticipated liability; and

(c)	providing a reasonable estimate of the total amount sought in connection with the Relevant Claim.

5.7	Objection to the Relevant Claim Estimate

5.7.1
The Sellers shall have 20 days following receipt of a Relevant Claim Estimate (the “Objection Period”) to object to any Relevant Claim made in a Relevant Claim Estimate. In the event that the Sellers have not objected within the Objection Period then the Buyer shall retain an amount of the Holdback Amount that is equal to the amount set forth in such Relevant Claim Estimate and the Holdback Amount shall be reduced by such amount. In the event that the Sellers do object within the Objection Period, such objection must be in the form of a certificate signed by the Sellers and delivered to the Buyer (an “Objection Certificate”), which certificate shall set out the item or items in the Relevant Claim Estimate to which the Sellers are objecting and a basis for each such objection. If the Sellers do not provide an Objection Statement within the Objection Period then it will be deemed that the Sellers do not have any objections to the Relevant Claim Estimate. Any elements of the Relevant Claim Estimate are not specifically objected in an Objection Statement to will be deemed to be agreed and not subject to an objection.

5.7.2
For a period of 15 days after the delivery of an Objection Certificate, the Buyer and the Sellers shall attempt in good faith to reach agreement as to all or any portion of the claims that are subject to the Objection Certificate. If they reach agreement then a memorandum shall be prepared and signed by both Parties.

The memorandum shall contain the amount that has been agreed in respect of the Relevant Claim Estimate and the amount payable to the Sellers under Clauses 5.3 and 5.4 shall reduce accordingly. If no such agreement can be reached after good faith negotiation, either the Sellers or the Buyer may demand arbitration of the matter to be settled by arbitration conducted by an Expert mutually agreeable to the Sellers and the Buyer (acting reasonably).

5.7.3
If within 30 days after agreeing to submission of a dispute to the Expert under Clause 5.7.2, the Sellers and the Buyer cannot mutually agree on an Expert then the matter giving rise to the dispute as set out in the Objection Certificate shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a sole arbitrator appointed in accordance with the said Rules. The place of arbitration shall be Dublin, Ireland and the language of the arbitration shall be English. Judgement upon any award rendered by the Expert may be entered in any court having jurisdiction. The payment of fees and expenses of the Parties to such arbitration shall be determined by the arbitrator.

5.8
All losses, costs, and liabilities indemnified in Clause 7.1 incurred by or on behalf of the Company in respect of the Indemnity in Clause 7.1.2, incurred in accordance with the conduct of such claim being carried out in accordance with Clause 7.2, shall not, (save in the case of manifest error or fraud) be subject to Settlement or Determination under Clause 5.6 and in respect of such costs, the Buyer shall retain an amount of the Holdback Amount that is equal to such losses, costs and liabilities and the Holdback Amount shall be reduced by such amount, subject however to the Sellers’ right to refer a Pending Claim under Clause 7.2.1(c).

5.9	For the avoidance of any doubt the expiry of the Holdback Period shall have no effect on the limitations of liability on each Seller set out in this Agreement in respect of any Pending Claim.

6.	WARRANTIES

6.1	The Sellers warrant to the Buyer that each of the Warranties is true and accurate in all respects and is not misleading at the date of this Agreement.

6.2	The liability of the Sellers for breach of any Warranty shall be several.

6.3
The Sellers undertake to the Buyer that, in the event of any claim being made against them arising out of or relating to this Agreement, they will not make any claim against the Company or any of the Subsidiaries or against any director, officer, employee or adviser of the Company or of any of the Subsidiaries on which or on whom they may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter.

6.4
The Sellers shall not be liable for any Claim for breach of Warranties, save for those set out under paragraph 1.1 (the Sellers), 3.1 (shares), 3.3 (share ownership), or 3.4 (share and loan capital) of Schedule 5, to the extent that the events or circumstances giving rise thereto have been Disclosed in the Disclosure Letter.

6.5	The Warranties:

6.5.1
are given separately and independently and, unless expressly provided to the contrary, are not limited or restricted by reference to, or inference from, the terms of any other Warranty or item of this Agreement;

6.5.2
where qualified by the knowledge, information, belief or awareness of the Sellers, unless expressly provided to the contrary, are deemed to refer to the actual (as opposed to constructive or imputed) knowledge, information, belief or awareness of the Sellers after due and careful enquiries by the Sellers in respect of the relevant subject matter of such Warranties; and

6.5.3	apply to each of the Subsidiaries as well as to the Company as if references to “the Company” included a corresponding reference to the Subsidiaries (and each of them severally).

6.6
None of the Warranties nor any provision in the Tax Covenant shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Buyer and no information relating to the Company or to any of the Subsidiaries of which the Buyer, its agents or advisers have knowledge (whether actual, imputed or constructive), other than (in the case of the Warranties) by reason of its being Disclosed in the Disclosure Letter in accordance with this Agreement, shall prejudice any claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer under this Agreement. No Claim may be made by the Buyer under the Warranties to the extent that the Buyer had actual knowledge prior to Completion that any of the Warranties was untrue or misleading or had not been complied with.

6.7
The provisions of Schedule 6 shall (where relevant) apply to limit the liability of the Sellers under the Warranties and the Tax Covenant provided that the provisions of Schedule 6 shall not apply in respect of any claim arising out (or to the extent it is increased) of any fraud or fraudulent misrepresentation or wilful non-disclosure on the part of the Sellers.

6.8	Buyer Warranties

6.8.1	The Buyer warrants to each of the Sellers, that each of the warranties set out in this Clause 6.8 is true and accurate in all respects and is not misleading at the date of this Agreement:

(a)	The Buyer is a company duly incorporated and validly existing under the laws of the United Kingdom.

(b)
No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding-up of the Buyer or for the appointment of any provisional liquidator of the Buyer. No receiver or administrator has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Buyer.

(c)	The Buyer’s entry into and performance of the Agreement does not constitute any breach of or default under any contractual, governmental or public obligation binding upon it.

(d)
The Buyer is not engaged in any litigation or arbitration proceedings which might have an effect upon the Buyer’s capacity or ability to perform its obligations under this Agreement and so far as the Buyer is aware, no such legal or arbitration proceedings have been threatened against it.

(e)
The Buyer has full power and authority and has taken all necessary corporate action to enable it effectively to enter into and perform this Agreement and all agreements entered into, or to be entered into, pursuant to the terms of this Agreement, and such agreements when executed, will constitute valid, binding and enforceable obligations on the Buyer in accordance with their respective terms.

7.	SPECIFIC INDEMNITIES

7.1
The Sellers irrevocably and unconditionally indemnify the Buyer immediately on demand against all losses, costs, liabilities and adverse tax consequences (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Buyer, the Company or any of the Subsidiaries arising out of or in connection with any of the following matters:

7.1.1	the divestment by the Company to PCI Booking Limited of:

(a)	the premises at Unit 7 Coolport, Coolmine Industrial Estate Blanchardstown, Dublin;

(b)
the business and assets of Data Guard Limited in consideration for the issue of shares by PCI Booking Limited to the Sellers, including the immediately preceding transfer of the business and assets of Data Guard Limited to the Company in consideration for €7,800,000, to be left outstanding as an intercompany loan);

(c)	the issued share capital of RestNetwork Limited;

(d)	the sale of the PCI business by Data Guard Limited; and

(e)	the writing off of the intercompany debt in the amount of €1,000,324;
(the “Reorganisation”),

7.1.2	any action brought against the Company (and/or any of its Subsidiaries) in relation to a class action brought against Marketech Corp (and others) by JT Frames Inc. in the United States;

7.1.3
the cost of maintaining Data Guard Limited in existence for two years from the Completion Date (up to a maximum amount of €1,500 per year plus VAT) and of a members’ voluntary liquidation of Data Guard Limited (up to a maximum amount of €5,000 plus VAT); and

7.1.4
any claims relating to alleged non-payment by the Company, in whole or in part, of any pay, benefits or compensation to any of its employees transferring employment to Data Guard Limited and PCI Booking Ltd including without limitation Eugene Groeger and to Rooska Management & Financial Services Ltd.

7.2	Conduct

7.2.1	In respect of the Indemnity in Clause 7.1.2 (the “Specified Claim”), the following provisions shall apply:

(a)
The Sellers, (using professional advisers nominated by them), shall take such action, and institute and conduct such proceedings, on behalf of the Buyer and/or Interfax US Inc. and/or the Company and/or any of the other Subsidiaries, in order to:

(i)	dispute, resist, appeal, compromise, defend, remedy or mitigate any matter giving rise to the Specified Claim; and/or

(ii)	enforce against any third party the rights of the Buyer, Interfax US Inc. or the Company in relation to the matter giving rise to the Specified Claim.

(b)
The Buyer shall give the Sellers and their professional advisers reasonable access at any reasonable times to any relevant documents and records within the power or control of the Buyer and/or the Company and/or any of the Subsidiaries so as to enable the Sellers and their professional advisers to examine such documents and records and to take copies to allow the Sellers to conduct the proceedings in relation to the Specified Claim in the manner set out in this Clause 7.2.1.

(c)
If the Specified Claim is a Pending Claim on the expiry of the Holdback Period, the provisions of this Clause 7.2 shall continue to apply to any such proceedings unless, at the discretion of the Sellers, the Sellers wish to submit the Pending Claim to arbitration in accordance with Clause 5.7.3.

7.3
The liability of the Sellers under this Clause 7 shall be several. The Sellers’ aggregate liability in respect of any and all claims under the Indemnities shall be limited to and in no event exceed the Holdback Amount, and the liability of a Seller shall be the pro rata share of Holdback Amount set against his or her name in column 5 of Schedule 1. For the avoidance of doubt, where any claim under the indemnities in Clauses 7.1.1 and 7.1.4 only, would also constitute a claim under the Fundamental Warranties, the Warranties relating to tax and under Tax Covenant the Buyer shall be entitled to bring such a claim notwithstanding any claim under Clause 7.1.1 or 7.1.4, and any such claim under the Fundamental Warranties, the Warranties relating to tax and under the Tax Covenant shall be subject to the limitations in Schedule 6.

8.	RESTRICTIONS ON THE SELLERS

8.1
The provisions of this Clause 8 are made with the intention of assuring to the Buyer and each of its Group Companies following Completion the full benefit and value of the goodwill, confidential information and connections of the Company and the Subsidiaries and as a constituent part of the agreement for the sale of the Shares. Accordingly each of the Sellers agrees that the restrictions contained in this Clause 8 are reasonable and necessary for the protection of the legitimate interests of the Buyer and that the restrictions do not work harshly on him or her.

8.2	Each of the Sellers covenants with the Buyer and each of its Group Companies following the Completion Date that for the period of three years following the Completion Date,

save with the prior written consent of the Buyer, he or she will not directly or indirectly on his own behalf or on behalf of any other person:

8.2.1
in competition with the Company or any of the Subsidiaries deal with, seek employment or engagement with, or be employed or engaged by or be a director or consultant to, work on any account of, or be in any way interested in or connected with any business which competes with any business carried on by the Company or any of the Subsidiaries at Completion in which that Seller has at any time during the period of 12 months ending on the Completion Date been involved for the purpose of providing services the same as or similar to those he provided to the Company or any of the Subsidiaries, provided always that this Clause shall not prevent a Seller from carrying on the Permitted Business or being interested as a holder or beneficial owner solely for investment purposes of less than three per cent of any securities of any company whose securities are listed or quoted on any recognised investment exchange in Ireland, Israel, the United Kingdom or the United States;

8.2.2
deal with, seek employment or engagement with, be employed or engaged by, engage in business with or work on any account or business of any customer of the Company or any of the Subsidiaries for the purpose of providing that customer with services which are the same as or similar to any services which he was involved in providing to that customer at any time in the 12 months preceding the Completion Date, provided always that this Clause shall not prevent a Seller from carrying on the Permitted Business;

8.2.3
solicit business from any customer of the Company or any of the Subsidiaries for the purpose of providing to that customer services which are the same as or similar to those which he has been involved in providing to that customer at any time in the 12 months preceding the Completion Date, provided always that this Clause shall not prevent a Seller from carrying on the Permitted Business;

8.2.4	interfere with or seek to interfere with contractual or other trade relations between the Company or any of the Subsidiaries and any of its or their respective customers;

8.2.5	interfere or seek to interfere with contractual or other trade relations between the Company or any of the Subsidiaries and any of its or their respective suppliers;

8.2.6
solicit the services of, endeavour to entice away from the Company or any of the Subsidiaries or knowingly assist in, or procure, the employment by any other person of any director or senior or managerial employee or consultant of the Company or any of the Subsidiaries known personally to him (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);

8.2.7
save as required by applicable law or regulation, communicate or divulge to any person or make use of and shall use his best endeavours to prevent the publication, disclosure or unauthorised use of any Confidential Information concerning the business, finances or affairs of the Company or of any of the Subsidiaries or of any of their respective customers or suppliers;

8.2.8
for so long as it is used or registered in the name of the Company or any of its Group Companies, use or apply to register on any public register any trade, business or domain name or e-mail address used by the Company or any of the Subsidiaries during the period of two years preceding the Completion Date (including the names ‘Interfax’, ‘ShieldQ’ and ‘Returnfax’ (whether alone or in conjunction with other names)) or any name similar to those names or addresses or likely to be confused with them.

8.3
If any of the restrictions in Clause 8 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted or modified, that restriction shall apply with such deletions or modifications as may be necessary to make it valid and effective.

8.4
The restrictions contained in each sub-clause of Clause 8 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

9.	RELEASE BY SELLERS

9.1
Each of the Sellers confirms that he has no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or on any account whatsoever) outstanding against the Company or any Subsidiary or against any of the shareholders, directors, officers, employees or professional advisers of the Company or any Subsidiary as at the Completion Date and that no agreement or arrangement (including any contract of employment) is outstanding under which the Company or any Subsidiary or any of such persons has or could have any obligation of any kind to him.

9.2
To the extent that any such claim or obligation exists or may exist, each of the Sellers irrevocably and unconditionally waives such claim or obligation and releases the Company and each Subsidiary and any such other persons from any liability whatsoever in respect of such claim or obligation.

9.3
Nothing in this Clause 9 shall be deemed or shall constitute a waiver by the Sellers or any one of them of any rights that exist under this Agreement which may be enforced by the Sellers after Completion.

10.	MATTERS FOLLOWING COMPLETION

10.1
If and to the extent that legal title to or beneficial interests in any assets (including any Intellectual Property) which are required for or used in the business of the Company or any of the Subsidiaries are vested in any Group Company of any of the Sellers after Completion or any Group Company of any of the Sellers after Completion has any interest in such assets, such Seller(s) if required by the Buyer shall (or shall procure that the relevant Group Company of the Seller concerned shall):

10.1.1	execute or procure the execution of all such deeds or documents as may be necessary for the purposes of transferring such assets or the relevant interests in them to the Buyer;

10.1.2
do or procure to be done all such further acts or things and procure the execution of all such other documents as the Buyer may reasonably direct in order to vest such assets or the relevant interests in them in the Buyer; and

10.1.3
procure that the transferor shall hold the asset, or relevant interest in the asset, on trust for the Buyer (to the extent permitted by any relevant law) until such time as the transfer is validly effected to vest the asset or relevant interest in the asset in the Buyer.

10.2
The Sellers shall, and shall procure that their respective Group Companies shall, following Completion forthwith send to the Buyer all papers, books, accounts and other records relating wholly to the Company or to the Subsidiaries, which are not required to be delivered under Schedule 4.

10.3
The Sellers shall, and shall procure that Eugene Groeger shall, use their reasonable endeavours to support reasonable requests from the Buyer in the successful transition of the Company, the Subsidiaries and their respective businesses to the new ownership and management team for one week after Completion. Any further assistance to be given by Eugene Groeger shall be subject to the Company (and/or any of its Subsidiaries) and Eugene Groeger agreeing the terms of a consultancy arrangement.

11.	TRANSITIONARY SERVICES
The Parties shall, and shall procure that their respective directors, officers, employees, workers and contractors shall, provide the Transitionary Services to each other, as relevant, in good faith and acting reasonably.

12.	TAXATION
The provisions of Schedule 8 shall have effect.

13.	ANNOUNCEMENTS AND CONFIDENTIALITY

13.1
Subject to the provisions of Clause 13.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Sellers or any of them to any supplier to or customer of the Company or any of the Subsidiaries) in each case relating to this Agreement, its terms or the matters contained in it, without obtaining the prior written approval of the other Parties to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).

13.2	The provisions of Clause 13.1 do not apply to:

13.2.1	any announcement relating to or connected with or arising out of this Agreement required to be made by the Buyer:

(a)	by virtue of the regulations of the US Securities and Exchange Commission; or

(b)	by any court or governmental or administrative authority competent to require the same; or

(c)	by any applicable law or regulation; or

13.2.2	any statement or disclosure made in good faith by the Buyer, the Company or any of the Subsidiaries after Completion for its legitimate corporate purposes,

including in connection with any civil, criminal, regulatory or arbitration proceedings in any jurisdiction brought or threatened by or against it in relation to the Agreement, the documents in the Agreed Form and any other documents referred to in it or them;

13.2.3
any document, statement or disclosure published, issued or made by the Buyer, or the Company or any of the Subsidiaries after Completion to any supplier to or customer of the Company or of any of the Subsidiaries;

13.2.4	any disclosure made by a Party to its professional advisers, provided that such disclosure is made under obligations of confidentiality; or

13.2.5
any document, statement or disclosure made by the Buyer after Completion to any person to whom it proposes to assign its rights under this Agreement or who is otherwise contemplated by Clause 14.3 or 14.4.

14.	ASSIGNMENT

14.1
Subject to this Clause 14, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

14.2
The Sellers, their successors and assignees shall not be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the Buyer (such consent not to be unreasonably withheld).

14.3
The Buyer and its assignees may at any time (i) assign, (ii) transfer, (iii) charge (iv) declare or create a trust or other interest over or (v) deal in any other manner with this Agreement or any of its rights or obligations under it.

14.4	The Buyer shall be entitled to:

14.4.1	grant security over, assign by way of security, assign or transfer their respective rights under or in connection with this Agreement; or

14.4.2
sell or transfer any of the Shares to a third party on terms the same as, or similar to (in whole or in part) those set out in this Agreement (including the terms of Clause 6 (Warranties) and this Clause 14 (Assignment)).

14.5
Any person to whom security has been granted or assigned, to whom rights have been assigned or transferred or to whom Shares have been sold or transferred in accordance with Clause 14.4 shall in its own right be able to enforce any of the warranties, covenants, indemnities, agreements and undertakings set out in this Agreement, provided always that any such third party:

14.5.1
which is a provider of finance to the Buyer or any Group Company of the Buyer (or a nominee of such a provider) in connection with the matters contemplated by this Agreement (or any subsequent refinancing thereof), may at any time assign its rights under this Agreement to any person who has purchased, directly or indirectly, the Shares or substantially all the assets of the Company and its Subsidiaries pursuant to its enforcement of that security;

14.5.2
which is not a person within Clause 14.5.1, shall (i) obtain the prior written consent of the Buyer, (ii) serve written notice on the Parties agreeing to be bound by the terms of Clause 17 (Governing law and jurisdiction) and (iii) not be entitled to assign its rights under Clause 14.4.

15.	GENERAL

15.1
Each Party undertakes, for no further consideration or payment but at the cost and expense of the requesting Party, to sign all documents and to do all other acts as the requesting Party reasonably requires which may be necessary to give full effect to this Agreement.

15.2	Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and carrying into effect of this Agreement and each document referred to in it.

15.3	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

15.4
Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into severally.

15.5	The rights of each Party under this Agreement:

15.5.1	may be exercised as often as necessary;

15.5.2	are cumulative and not exclusive of rights or remedies provided by law; and

15.5.3	may be delayed, released or waived only in writing and specifically.

15.6	Delay in the exercise or non-exercise of any right or remedy provided by this Agreement or by law is not a waiver of that right or remedy.

15.7
A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

15.8	Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of each of the Parties.

15.9
The provisions contained in each Clause and paragraph of this Agreement shall be enforceable independently of each of the others and their validity or enforceability shall not be affected if any of the others is invalid or unenforceable by reason of any provision of applicable law.

15.10
If any provision is invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or modified, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.

15.11	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect on delivery of an executed counterpart of this Agreement.

15.12
The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 15.12, Clause 8 (restrictive covenants for the benefit of Group Companies of the Buyer), Clause 9 (release by Sellers for the benefit of third parties), Clause 14.1 (successors to, and assignees of, the Parties) and Clauses 14.3, 14.4 and 14.5 (security holders, third party and Group Company transferees of the Shares post Completion):

15.12.1	no term of this Agreement shall be enforceable by a third party; and

15.12.2
notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied in any way or waived or this Agreement may be rescinded (in each case) without the consent of any such third party.

16.	NOTICES

16.1
Any notice or other communication to be given under this Agreement to a Party shall be in writing and shall be delivered personally or sent by post or email to the Party to be served at its address set out below:

16.1.1	to the Buyer at:
Email Address: legal@uplandsoftware.com
With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
401 Congress Avenue, Suite 1700
Austin, TX 78701
Facsimile Number: 001 512-270-7830
Email Address: steve.tyndall@pillsburylaw.com
Marked for the attention of: Steven M. Tyndall, P.C.

16.1.2	to Yehuda Alon at:
Email address: yyyy.alon@gmail.com
With a copy to:
Lavelle Solicitors, St James House, Adelaide Road, Dublin 2
Facsimile Number: 00353 1 6614581
Email address: gokelly@lavellesolicitors.ie
Marked for the attention of: Griana O'Kelly

or at any other address or facsimile number or email address or to any other addressee as it may have notified to the other Party in accordance with this Clause 16.1. Any notice or other document sent by post shall be sent by prepaid registered post (if within Ireland) or be prepaid/signed for airmail (if elsewhere).

16.2	Any such notice shall be deemed to have been received:

16.2.1	if delivered personally, at the time of delivery;

16.2.2	in the case of registered post, 24 hours from the date of posting;

16.2.3	in the case of airmail, five days from the date of posting; and

16.2.4	in the case of email, at the time of delivery,
provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

16.3
In proving service of a notice or document it shall be sufficient to prove that delivery was made and recorded or that the facsimile message was properly addressed and despatched or that an email address was properly addressed and despatched and the sender did not receive notification of a failure to deliver, as the case may be.

17.	ENTIRE AGREEMENT

17.1
For the purposes of this Clause, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement other than as expressly set out in this Agreement and “this Agreement” includes the documents referred to in it or entered into pursuant to it.

17.2
The Parties confirm that this Agreement together with the other Transaction Documents, represents the entire understanding, and constitutes the entire agreement of the Parties in relation to its subject matter and its terms and supersedes any previous agreement between the Parties relating to the subject matter or the terms of this Agreement.

17.3	Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on any Pre-Contractual Statement.

17.4
Each of the Parties acknowledges and agrees that the only remedy available to it for breach of this Agreement shall be for breach of contract and it shall have no right of action against any other Party in respect of any Pre-Contractual Statement.

17.5	This Clause 17 shall exclude liability for misrepresentation save that it shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

18.	GOVERNING LAW AND JURISDICTION

18.1
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement (including its formation) is governed by and shall be construed in accordance with the law of Ireland.

18.2
Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of Ireland over any claim, dispute or controversy (whether contractual or non-contractual) arising under or in connection with this Agreement or the legal relationships established by this Agreement (including its formation).

18.3
The Sellers irrevocably appoint Michael Lavelle of Lavelle Solicitors, St James House, Adelaide Road, Dublin 2, Ireland, facsimile number 00353 1 6614581, email address mlavelle@lavellesolicitors.ie with a copy to law@lavellesolicitors.ie as its agent to receive on its behalf in Ireland service of any proceedings arising out of or in connection with this Agreement.  Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Sellers).  If for any reason such agent ceases to be able to act as agent or no longer has an address in Ireland, the Sellers shall deliver to the Buyer the new agent’s name, address, and facsimile number and email address in accordance with Clause 15.

18.4
Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Signed on the date set out at the head of this Agreement.

SIGNED by     John T. McDonald        )
for and on behalf of POWERSTEERING    )        /s/ John T. McDonald
SOFTWARE LIMITED            )

SIGNED by YEHUDA ALON        )            /s/ Yehuda Alon

SIGNED by TAMAR MARASH    )            /s/ Tamar Marash